MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the "Make Good Agreement"), dated effective as of March 12, 2008, is entered into by and among First Growth Investors, Inc., a Nevada corporation (the "Company"), HFG International, Limited, a Hong Kong company (“HFG”), Mr. Kunio Yamamoto, in his individual capacity ("Make Good Pledgor") and Interwest Transfer Company, Inc., as escrow agent ("Escrow Agent").

WHEREAS, each of the investors in a private offering of securities of the Company has entered into a Securities Purchase Agreement, dated March 12, 2008 (the “SPA”), evidencing their participation in the Company's private offering (the “Offering”) of securities. As an inducement to the investors (the “Investors” as defined in the SPA) to participate in the Offering and as set forth in the SPA, Make Good Pledgor has agreed to place certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) into escrow for the benefit of the Investors in the event the Company fails to satisfy certain financial thresholds.

WHEREAS, to facilitate such arrangements described above, a Make Good Escrow Agreement (the “PIPE Make Good Escrow Agreement”), dated effective as of March 12, 2008, has been entered into by and among the Company, the Investors, Mr. Kunio Yamamoto, in his individual capacity as a make good pledgor therein, Roth Capital Partners, LLC (“Roth”) and Tri-State Title & Escrow, LLC (“Tri-State”), as escrow agent therein.

WHEREAS, HFG and Make Good Pledgor now agree that, for the purpose of this Make Good Agreement, the Escrow Agent herein shall conclusively refer to the instructions by Roth made in accordance with the PIPE Make Good Escrow Agreement;

WHEREAS, the Company and Make Good Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the SPA;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Escrow Agent. Make Good Pledgor and the Company hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2. Establishment of Escrow. Within three Trading Days following the Closing, Make Good Pledgor shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing an aggregate of 6,917,540 shares of the Company’s Common Stock (the "Escrow Shares"), along with stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s Transfer Agent). As used in this Make Good Agreement, “Transfer Agent” means Interwest Transfer Company, Inc., or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent. The Make Good Pledgor understands and agrees that HFG’s right to receive 2008 Make Good Shares (as defined below) and 2009 Make Good Shares (as defined below) pursuant to and this Make Good Agreement shall continue to run to the benefit of HFG even if such Investor shall have transferred or sold all or any portion of its Shares, and that HFG shall have the right to assign its rights to receive all or any such shares of Common Stock to other Persons in conjunction with negotiated sales or transfers of any of its Shares. The Make Good Pledgor hereby irrevocably agrees that other than in accordance with this Make Good Agreement, the Make Good Pledgor will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares) or engage in any Short Sales with respect to any security of the Company. In furtherance thereof, the Company will (x) place a stop order on all Escrow Shares which shall expire on the date the Escrow Shares are delivered to HFG or returned to the Make Good Pledgor, (y) notify the Transfer Agent in writing of the stop order and the restrictions on such Escrow Shares under this Make Good Agreement and direct the Transfer Agent not to process any attempts by the Make Good Pledgor to resell or transfer any Escrow Shares before the date the Escrow Shares delivered to HFG are delivered to HFG or returned to the Make Good Pledgor, or otherwise in violation of this Make Good Agreement. The Company shall notify HFG as soon as the 2008 Make Good Shares and 2009 Make Good Shares have been deposited with the Escrow Agent. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

3. Representations of Make Good Pledgor and the Company. Make Good Pledgor and the Company hereby represent and warrant, severally and not jointly, as to itself only, to HFG as follows:

(i) All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of Escrow Shares to HFG hereunder, HFG will receive full right, title and authority to such shares as holders of Common Stock of the Company.

(ii) Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Make Good Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

(iii) The Make Good Pledgor has carefully considered and understands its obligations and rights under this Make Good Agreement, and in furtherance thereof (x) has consulted with its legal and other advisors with respect thereto and (y) hereby forever waives and agrees that it may not assert any equitable defenses in any Proceeding involving the Escrow Shares.

4. Disbursement of Escrow Shares.

a. The Make Good Pledgor agrees that in the event that the After Tax Net Income (as defined below) reported in the Annual Report of the Company for the fiscal year ending December 31, 2008, as filed with the Commission on Form 10-K (or such other form appropriate for such purpose as promulgated by the Commission) (the “2008 Annual Report”), is less than $9,000,000 (the “2008 Guaranteed ATNI”), the Escrow Agent (on behalf of the Make Good Pledgor) will transfer all of the 2008 Make Good Shares to HFG on a pro rata basis (determined by dividing HFG’s Investment Amount by the aggregate of all Investment Amounts delivered to the Company by HFG under the SPA) for no consideration other than payment of their respective Investment Amount paid to the Company at Closing. The “2008 Make Good Shares” means 3,458,770 shares of Common Stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) required to be deposited with the Escrow Agent pursuant to the terms of this Make Good Agreement. In the event that either (i) the Earnings Per Share (as defined below) reported in the 2009 Annual Report is less than $0.740 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “2009 Guaranteed EPS”) or (ii) the After Tax Net Income reported in the 2009 Annual Report is less than 95% of $13,000,000 (the “2009 Guaranteed ATNI”), the Escrow Agent (on behalf of the Make Good Pledgor) will transfer all of the 2009 Make Good Shares to HFG on a pro rata basis (determined by dividing HFG’s Investment Amount by the aggregate of all Investment Amounts delivered to the Company by HFG under the SPA) for no consideration other than payment of their respective Investment Amount paid to the Company at Closing. The “2009 Make Good Shares” means the 3,458,770 shares of Common Stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) required to be deposited with the Escrow Agent pursuant to the terms of this Make Good Agreement. Notwithstanding the foregoing or anything else to the contrary herein, for purposes of determining whether or not the 2008 Guaranteed ATNI, 2009 Guaranteed EPS and 2009 Guaranteed ATNI have been met, the following items shall not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment or the Annual Report for the respective fiscal years filed with the Commission by the Company may report otherwise:

(a) the release of any of the 2008 Make Good Shares and/or 2009 Make Good Shares to the Make Good Pledgor as a result of the operation of this Section 4 (for additional clarity, the Company may disregard any compensation charge or expense required to be recognized by the Company under GAAP resulting from the release of the 2008 Make Good Shares or 2009 Make Good Shares (as relevant) to Make Good Pledgor if and to the extent such charge or expense is specified in the Company's audited financial statements for the relevant year, as filed with the Commission); and

No other exclusions shall be made for any non-recurring expenses of the Company in determining whether any of the 2008 Guaranteed ATNI, 2009 Guaranteed EPS, or 2009 Guaranteed ATNI have been achieved. For purposes of determining whether any of the 2008 Guaranteed ATNI, 2009 Guaranteed EPS, or 2009 Guaranteed ATNI have been achieved, the Company may not include any non-operating income including, but not limited to, government grants, research grants, proceeds from asset sales, etc. in the calculation of the 2008 Guaranteed ATNI, 2009 Guaranteed EPS, or 2009 Guaranteed ATNI, as applicable. If prior to the second anniversary of the filing of either of the 2008 Annual Report or the 2009 Annual Report (as relevant), the Company or their auditors report or recognize that the financial statements contained in such report are subject to amendment or restatement such that the Company would recognize or report adjusted After Tax Net Income of less than either of the 2008 Guarantee ATNI or the 2009 Guaranteed ATNI (as relevant) or Earnings Per Share of less than the 2009 Guaranteed EPS, then notwithstanding any prior return of 2008 Make Good Shares or 2009 Make Good Shares to the Make Good Pledgor, the Make Good Pledgor will, within 10 Business Days following the earlier of the filing of such amendment or restatement or recognition, deliver the relevant 2008 Make Good Shares or 2009 Make Good Shares to HFG. In the event that the After Tax Net Income reported in the 2008 Annual Report, is equal to or greater than the 2008 Guaranteed ATNI, no transfer of the 2008 Make Good Shares shall be required by the Make Good Pledgor to HFG under this Section and such 2008 Make Good Shares shall be returned to the Make Good Pledgor in accordance with this Make Good Agreement. In the event that the After Tax Net Income reported in the 2009 Annual Report is equal to or greater than the 2009 Guaranteed ATNI and the Earnings Per Share reported in the 2009 Annual Report is equal to or greater than the 2009 Guaranteed EPS, no transfer of the 2009 Make Good Shares shall be required by the Make Good Pledgor to HFG under this Section and such 2009 Make Good Shares shall be returned to the Make Good Pledgor in accordance with the Make Good Agreement.

Any such transfer or return of the 2008 Make Good Shares or the 2009 Make Good Shares under this Section shall be made to HFG or the Make Good Pledgor, as applicable, within 10 Business Days after the date which the 2008 Annual Report or 2009 Annual Report, as applicable, is filed with the Commission and otherwise in accordance with this Make Good Agreement. In the event that the After Tax Net Income reported in the 2008 Annual Report is less than the 2008 Guaranteed ATNI, the Company has agreed that Roth will provide prompt written instruction to Tri-State with regard to the distribution of certain make good shares in 2008 pursuant to the PIPE Make Good Escrow Agreement. In the event that the After Tax Net Income reported in the 2009 Annual Report is less than the 2009 Guaranteed ATNI or the Earnings Per Share reported in the 2009 Annual Report is less than the 2009 Guaranteed EPS, the Company has agreed that Roth will provides written instruction to Tri-State with regard to the distribution of certain make good shares in 2009 pursuant to the PIPE Make Good Escrow Agreement.

Once Roth makes such written instructions, the Escrow Agent herein will act in accordance with this Make Good Escrow Agreement. The Escrow Agent herein need only rely on the letter of instruction from Roth in that regard and notwithstanding anything to the contrary contained herein will disregard any contrary instructions.

In the event that the After Tax Net Income reported in the 2008 Annual Report is equal to or greater than the 2008 Guaranteed ATNI, Roth will provide written instructions to Tri-State for the release of certain make good share of 2008 under the PIPE Make Escrow Agreement to Mr. Kunio Yamamoto. In the event that the After Tax Net Income reported in the 2009 Annual Report is equal to or greater than the 2009 Guaranteed ATNI and the Earnings Per Share reported in the 2009 Annual Report is equal to or greater than the 2009 Guaranteed EPS, Roth will provide written instructions to Tri-State for the release of the certain make good share of 2009 under the PIPE Make Good Escrow Agreement to Mr. Kunio Yamamoto. Once Roth provides such instructions pursuant to the PIPE Make Good Escrow Agreement, the Escrow Agent shall automatically release 2008 Make Good Shares and 2009 Make Good Shares to Make Good Pledgor under this Make Good Escrow Agreement.

For purposes hereof, “After Tax Net Income” shall mean the Company’s operating income after taxes for the fiscal year ending December 31, 2008 or December 31, 2009 (as relevant) in each case determined in accordance with GAAP as reported in the 2008 Annual Report or 2009 Annual Report (as relevant). For purposes hereof, “Earnings Per Share” shall mean the Company’s After Tax Net Income (for the relevant fiscal year) divided by the weighted average number of shares of Common Stock of the Company outstanding during the calculation period, calculated on a fully diluted basis.

b. Pursuant to Section 4(a), if Roth delivers a notice to Tri-State that the Escrow Shares under PIPE Make Good Escrow Agreement are to be transferred to HFG, then the Escrow Agent shall immediately forward either the 2008 Make Good Shares or 2009 Make Good Shares, as the case may be, to the Company’s Transfer Agent for reissuance to HFG in accordance with this Make Good Agreement. The Company covenants and agrees that upon any transfer of 2008 Make Good Shares or 2009 Make Good Shares to HFG in accordance with this Make Good Agreement, the Company shall promptly instruct its Transfer Agent to reissue such 2008 Make Good Shares or 2009 Make Good Shares in HFG’s name and deliver the same, or cause the same to be delivered. If the Company does not promptly provide such instructions to the Transfer Agent of the Company, then HFG is hereby authorized to directly give such re-issuance instruction to the Transfer Agent of the Company. If a notice from Roth pursuant to Section 4(a) of the PIPE Make Good Escrow Agreement indicates that the escrow shares therein are to be returned to the Make Good Pledgor, then the Escrow Agent herein will promptly deliver either the 2008 Make Good Shares or 2009 Make Good Shares, as the case may be, to the Make Good Pledgor.

c. The Company and Make Good Pledgor covenant and agree to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for HFG. The Company, Make Good Pledgor and HFG understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

5. Duration. This Make Good Agreement shall terminate upon the distribution of all the Escrow Shares in accordance with the terms of this Make Good Agreement. The Company agrees to promptly provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6. Escrow Shares. If any Escrow Shares are deliverable to HFG pursuant to this Make Good Agreement, (i) Make Good Pledgor covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from Make Good Pledgor to HFG, to the extent not done so in accordance with Section 2, and (ii) following its receipt of the documents referenced in Section 6(i), the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent promptly reissues such Escrow Shares in the applicable Investor’s name and delivers the same as directed by such Investor. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to this Make Good Agreement, (i) any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by Make Good Pledgor and (ii) should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor. In the event that the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the Make Good Pledgor; provided, that the cash or exchanged shares are instructed to be redeposited into the Escrow Account. Make Good Pledgor shall be responsible for all taxes resulting from any such conversion or exchange.

7. Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent is also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent. If Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of Utah, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

8. Exculpation and Indemnification of Escrow Agent.

a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c. The Company and Make Good Pledgor each hereby, jointly and severally, indemnify and hold harmless Escrow Agent and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent hereunder; except, that if Escrow Agent is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent, will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

9. Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by HFG. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10. Resignation of Escrow Agent. At any time, upon ten (10) Business Days' written notice to the Company and HFG, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-Business Day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent shall deposit the Escrow Shares as directed by HFG with the understanding that such Escrow Shares will continue to be subject to the provisions of this Make Good Agreement.

11. Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

12. Notice. All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

13. Execution in Counterparts. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Assignment and Modification. This Make Good Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of HFG. This Make Good Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior consent of the Company and HFG. This Make Good Agreement and the rights and obligations hereunder of the Make Good Pledgor may not be assigned by the Make Good Pledgor. Subject to the requirements under federal and state securities laws, an Investor may assign its rights under this Make Good Agreement without any consent from any other party. This Make Good Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company, the Make Good Pledgor and HFG. This Make Good Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Make Good Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement.

15. Applicable Law. This Make Good Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Utah. The representations and warranties contained in this Make Good Agreement shall survive the execution and delivery hereof and any investigations made by any party. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Make Good Agreement shall be commenced exclusively in the state and federal courts sitting in the Salt Lake City (the “Utah Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Utah Courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any such proceeding, any claim that it is not personally subject to the jurisdiction of any such Utah Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Make Good Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

16. Headings. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

17. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

18. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY:

FIRST GROWTH INVESTORS, INC.

By:	/s/ Gao Zhentao
Name: Gao Zhentao Title: Director
Address: 301 Hailong Street Hanting District, Weifang, Shandong Province, People's Republic of China 261101 Facsimile: 86-536-7363788 Attn.: President Email: zhangjinhua1688@126.com

MAKE GOOD PLEDGOR:

By:	/s/ Yamamoto Kunio

Mr. Kunio Yamamoto Address: 301 Hailong Street Hanting District, Weifang, Shandong Province, People's Republic of China c/o: First Growth Investors, Inc. Telephone: 86 536 736 3688

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SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

ESCROW AGENT:

Interwest Transfer Company, Inc., as Escrow Agent

By:	/s/ Kurtis Hughes
Name: Kurtis Hughes Title: Vice President
Address: 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117 Attention: Kurtis Hughes Telephone: (801)272 9294 Fax: (801)277-3147

HFG INTERNATIONAL, LIMITED:

By:	/s/ Timothy P. Halter
Name: Timothy P. Halter Title: President
Address: c/o Deacons Law Firm 5th Floor Alexandra House 18 Chater Road Central Hong Kong Facsimile: 852-2810-0431 Attn.: Sarah Wong

Exhibit A

ESCROW SHARES TO BE ISSUED TO HFG

Make Good (2008)	Make Good (2009)
3,458,770	3,458,770

Exhibit B

FEE SCHEDULE